EXHIBIT 3.1

                        PATAPSCO VALLEY BANCSHARES, INC.
                              ARTICLES OF AMENDMENT




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                        PATAPSCO VALLEY BANCSHARES, INC.

                              ARTICLES OF AMENDMENT

         Patapsco Valley Bancshares, Inc., a Maryland corporation (hereinafter called the "Corporation"), having it's principal office located at 8593
Baltimore National Pike, Ellicott City, Maryland 21043 in Ellicott City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         SECTION I.: The Charter of the Corporation is hereby amended by striking in its entirety Article SIXTH and by substituting in lieu thereof the following:

                  "SIXTH: (a) The Directors shall be divided into three classes, as nearly equal in number as possible, with respect to the time for which they shall severally hold office. Directors of Class I first chosen shall hold office for one year, except as otherwise stated in the Bylaws, and thereafter until his or her successor has been elected and qualified; Directors of Class II first chosen shall hold office for two years, except as otherwise stated in the Bylaws, and thereafter until his or her successor has been elected and qualified; and Directors of Class III first chosen shall hold office for three years, except as otherwise stated in the Bylaws, and thereafter until his or her successor has been elected and qualified. At each future annual meeting of the stockholders, the successors to the Class of Directors whose term shall expire at that time shall be elected to hold office for a term of three years, so that the term of office of one class of Directors shall expire in each year. Each Director elected shall hold office until his or her successor has been elected and qualified;

                          (b) The names of the Directors who shall serve in each
class are as follows:

                                    CLASS I:         John F. Feezer, III
                                                     Kevin P. Huffman
                                                     Eugene William Iager, Sr.

                                    CLASS II:        Ronald L. Eyre
                                                     Fred T. Lewis
                                                     Frances F. Wire

                                    CLASS III:       W. William Cookson
                                                     Howard E. Harrison, III
                                                     John S. Whiteside

                          (c) Directors  shall have been  residents for at least
one year of a county (or a county contiguous to such county) in which the Corporation or any subsidiary of the Corporation maintains its principal office or principal banking office.

                          (d) An  individual  may not serve as a Director of the
Corporation if such individual also serves as a director or employee of any financial institution (other than a subsidiary of the Corporation), or corporation which maintains as a principal subsidiary one or more financial institutions, or if such service otherwise would violate the federal Depository Institution Management


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Interlocks Act. The term  "principal  subsidiary" is defined to mean one or more financial institutions whose total assets constitute twenty-five percent (25%) or more of such corporation's consolidated total assets. The term "financial institution" means a credit union, savings and loan, or commercial bank."

         SECTION II.: The Charter is hereby amended by adding thereto the following Article NINTH:

                  "NINTH: In addition to any other considerations which the Board of Directors may lawfully take into account, in determining what is in the best interest of the Corporation when considering whether to take or to refrain from taking any action, including, but not limited to, proposing any matter to stockholders, and any action with respect to a tender offer or proposal of acquisition, merger, consolidation or sale of assets, the Board of Directors shall consider (a) the effects of the action on the Corporation's and its subsidiaries' employees, customers, suppliers, creditors or other constituencies, (b) the effects of the action on the communities in which the Corporation or any of its subsidiaries do business or in which the employees, customers, suppliers or creditors do business and/or reside, and (c) the long-term as well as short-term interests of the Corporation and its stockholders (including the possibility that these interests may be best served by the continued independence of the Corporation). The Board of Directors may act in accordance with the conclusion it reaches based on the factors it may lawfully consider under this Article and any applicable law."

         SECTION III. (a) The Board of Directors of the Corporation at a meeting held on February 25, 1998, adopted a resolution in which was set forth the foregoing complete amendments to the Charter, declaring that said amendments are advisable, and directing that they be submitted to the stockholders of the Corporation for their consideration and approval.

                      (b) The stockholders of the Corporation approved the foregoing amendments as hereinabove set forth at a meeting of the stockholders held on April 21, 1998.




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         IN WITNESS WHEREOF,  Patapsco Valley Bancshares,  Inc. has caused these
Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President of the Corporation and witnessed and attested by its Secretary on this 19th day of May, 1998, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:                           PATAPSCO VALLEY BANCSHARES, INC.


/s/ Edwin B. McKee                By:/s/ John S. Whiteside                (SEAL)
Edwin B. McKee, Secretary            John S. Whiteside, President





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